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                                                                    EXHIBIT 10.9

                            SUMMARY OF THE SONAT INC.
                          DIRECTOR'S FEES DEFERRAL PLAN

                                 JANUARY 1, 1997

DEFERRAL ELECTION

         The Sonat Inc. Director's Fees Deferral Plan (the "Plan") provides that a Director of Sonat Inc. (the "Company") may elect to defer receipt of all or any part of his or her Director's fees. (As used in this Summary, "fees" means both retainer fees and meeting fees.) You may defer fees by filing a Deferral Election Form with the Company. In general, you must file the Deferral Election before the beginning of the calendar year in which the Deferral Election is to become effective. The Deferral Election will renew automatically from year to year, unless you revoke or change it by filing a new form. Any revocation or change of the Deferral Election will be effective ONLY with respect to Director's fees paid in the calendar year(s) following the year in which the revocation or change is filed.

ADMINISTRATION

         The Plan is administered by the Committee on Directors of the Board of Directors of the Company.

DIRECTOR'S ACCOUNT

         The amount of any deferred fees will be credited to an account on the books of the Company on the date on which the fees would have first become payable.
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INVESTMENT OF YOUR ACCOUNT

         The Company will establish investment options in your Account: investment in "phantom" units in a fund that is invested in the Company's common stock (except for about 1% of the fund's value, which is invested in short-term money-market investments) (a "Phantom Stock Investment") and "phantom" investments in the mutual funds available under the Company's Savings Plan. The investment options that are currently available under the Plan are described in the attached "Summary of Investment Options."

         To elect how future credits to your Account will be invested in these investment choices, you must make your initial election by filing an Initial Investment Election Form with the Company's Human Resources Department. This election will be effective on the first day of the calendar quarter after the form is received. ALLOCATIONS CREDITED TO YOUR ACCOUNT AFTER JANUARY 1, 1997 AND BEFORE THE EFFECTIVE DATE OF YOUR INITIAL INVESTMENT ELECTION FORM WILL BE INVESTED IN A PHANTOM INVESTMENT IN THE NORTHERN TRUST COMPANY BENCHMARK GOVERNMENT FUND.

         After you have filed your Initial Investment Election Form, you may change the way future allocations are invested by calling Mike Byrne ((205) 325-7329) in the Company's Human Resources Department. All elections must be in 1% increments. Such changes will be effective as of the close of business on the day the phone call is made.

TRANSFERS AMONG INVESTMENT OPTIONS

         You may transfer funds among the various investment options, either before or after payments from the Plan have begun, by calling Mike Byrne ((205) 325-7329) in the Company's Human Resources Department on any business day. All transfers will be effective as of the close of business on the day the phone call is made.


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PAYMENT ELECTIONS

         Payment Commencement Event. Payments from your Account will begin on the first business day of the calendar quarter following your termination of service as a Director (your "Payment Commencement Event").

         Special Rule for Elections Made Before January 1, 1995. If, under the Plan as in effect before January 1, 1995, you elected a Payment Commencement Event of a specified age, the Payment Commencement Event that you elected will be your Payment Commencement Event for all fees deferred under the Plan.

         Installment Election. At the time you make the Deferral Election, you may (but need not) elect to receive payments from your Account in annual installments (over a period you select of up to 15 years). Once you make an installment election, it may not be changed or revoked except with respect to fees earned during the calendar years following the calendar year in which the change is made.

         If at the time of making the Deferral Election, you are unsure as to whether you want to receive your Account in installments, you may defer making the installment election until a later time, provided that the election must be made at least 12 months before the Payment Commencement Event. If you do not make a timely election of installment payments, the deferred fees will automatically be paid in a lump sum.

         Lump-Sum Payments. Any deferred fees that are paid as a lump sum will be paid in cash on the first business day of the calendar quarter after the Payment Commencement Event. All investment options will be valued as of the close of the business day that is two business days before the date the payment is due (except for the Phantom Stock Investment, which will be valued based on the average of the closing prices of the Investment on the 10 business days ending two business days


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before the payment is due).

         Installment Payments. If any of your deferred fees are payable as installment payments, the first installment payment will be paid on the first business day of the calendar quarter after your Payment Commencement Event, and each subsequent payment will be made on the anniversary of the preceding payment. Each installment shall equal (1) the balance in your Account at the time of payment, divided by (2) the number of installments remaining to be paid (including the installment about to be paid). All investment options will be valued as of the close of the business day that is two business days before the date the payment is due (except for the Phantom Stock Investment, which will be valued based on the average of the closing prices of the Investment on the 10 business days ending two business days before the payment is due). All installment payments will be made in cash on a pro rata basis from your investments at the time of payment.

         Change of Control Election. At the time you make a Deferral Election, you may make a special election which overrides your elections as to Payment Commencement Event and installment payments in the event that your service as a Director is terminated within one year following a Change of Control of the Company. You may indicate that in such event, you want to receive all amounts credited to your Account in a lump sum within 30 days following termination of service as a Director.

         Change of Payment Elections. Each of the above payment elections will renew automatically without the filing of a separate Deferral Election Form each year. However, if you want to change any of the above elections, you may do so by filing a new Deferral Election Form. Except as provided under "Installment Election" above, the changes will only be effective with respect to fees earned in the calendar year


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following the calendar year in which the new form is filed.

DESIGNATION OF BENEFICIARY

         You will receive a Designation of Beneficiary form on which to indicate the beneficiary who should receive any lump-sum payment or installment payments due from your Account in the event of your death. Any such designation may be revoked at any time and a new beneficiary designated by filing a new Designation of Beneficiary form with the Company's Human Resources Department. If no beneficiary is designated, your Account will be paid to your estate.

EFFECT ON DIRECTOR'S RETIREMENT PLAN

         An election to defer receipt of Director's fees will not affect the benefits payable to you pursuant to the Sonat Inc. Retirement Plan for Directors.

CONSEQUENCES UNDER SECURITIES EXCHANGE ACT SECTION 16

         General. As a Director of the Company, you are subject to the provisions of Section 16 of the Securities Exchange Act. Section 16(b) requires you to pay over to the Company any profit that you realize from the purchase and sale, or sale and purchase, of any Company equity security within any period of less than six months. Section 16(a) requires you to report changes in your beneficial ownership of Company equity securities to the Securities and Exchange Commission. These reports are made on Form 4 (filed within 10 days after the end of the month in which the transaction occurs) or Form 5 (filed by the February 14 after the year in which the transaction occurs).

         Contributions; Transfers Among Funds. Units in the Phantom Stock Investment are treated as equity securities under Section 16. Acquisitions of these units through deferral of fees or reinvestment of earnings are exempt under Section 16(b) (in other words, such transactions are neither purchases nor sales). An


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election to transfer funds into (or out of) the Phantom Stock Investment is exempt under Section 16(b), unless it occurs less than six months after an election to make an "opposite way" transfer under the Plan. For example, an election to transfer funds OUT OF the Phantom Stock Investment (and into a phantom mutual fund) is not a Section 16(b) sale UNLESS it occurs less than six months after an election to transfer funds INTO the Phantom Stock Investment.

         Plan Distributions. The transactions that result from the payment of your Account to you upon your termination of service as a Director (i.e., liquidation of units in the Phantom Stock Investment) are exempt under Section 16(b).

         Reporting Requirements. The crediting of Phantom Stock Investment units upon a deferral of fees is reportable on Form 5 (or, if you so elect, on an earlier Form 4). Transfers of funds that result in a Section 16 purchase or sale must be reported on Form 4. All other transfers must be reported on Form 5 (or, if you so elect, on an earlier Form 4). Distributions under the Plan upon your termination of service as a Director are not subject to any reporting requirements. The crediting of Phantom Stock Investment units to reflect the reinvestment of dividends is not separately reportable; however, each Form 4 or Form 5 report that shows a transaction in Phantom Stock Investment units must show the total number of units held in the Plan.



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